SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D. C. 20549


                              _______________

                                  FORM 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF

                    THE SECURITIES EXCHANGE ACT OF 1934

                              _______________



Date of Report (Date of Earliest Event Reported):  March 15, 1999


                         NATIONAL BANKSHARES, INC.
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           (Exact name of Registrant as specified in its charter)



   Virginia                0-15204                         54-1375874
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(State or other          (Commission                      (IRS Employer
jurisdiction of          File Number)                   Identification No.)
incorporation)


               P.O. Box 90002
            Blacksburg, Virginia                            24062-9002
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     (Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code: (540) 552-2011















                             Page 1 of 3 Pages


Item 5    Other Events
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     The  registrant has announced a stock tender offer, effective on March
15, 1999. The Company seeks to repurchase up to 200,000 of its shares of common stock (5.3%) at $28.00 per share. The tender offer will close on
April  30,  1999 at  5:00  p.m. Eastern  Daylight  Time.   A  press release
concerning this activity is attached to this report and is incorporated herein by this reference.

















































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For Immediate Release

March 15, 1999



            NATIONAL BANKSHARES, INC. ANNOUNCES STOCK REPURCHASE



National Bankshares, Inc., the parent company of The National Bank and Bank of Tazewell County, announced today that it is seeking to purchase up to 200,000 shares, or approximately 5.3% of its outstanding common stock. A price of $28 per share will be paid, which is a premium over the current market value. James G. Rakes, Chairman, President and CEO of National Bankshares stated, "We believe that this repurchase of common stock is consistent with National Bankshares long-term goal of increasing shareholder value." Mr. Rakes added, "Over the past few years, National Bankshares" profitable operations have increased capital, and after the offer to repurchase stock is completed, we expect that the company and both banks will continue to maintain the highest regulatory standard for capital. Besides, we consider our stock to be a good value."

The National Bank is headquartered in Blacksburg and has a total of nine offices in Montgomery and Giles counties and in the City of Galax. Bank of Tazewell County serves Tazewell and Bluefield from seven office locations. National Bankshares, Inc. stock is traded over the counter with the symbol "NKSH".



For more information, contact:
     James G. Rakes
     (540) 951-6236




















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